Exhibit 99.2

RULES FOR LUMP SUM PAYMENTS

Adopted By the Board of Benefits and Pensions July 17, 2006

I.                                         Payment of Benefits

A.            Payments under the Pension Restoration Plan for employees who terminated employment and elect to commence the payment of benefits on or before December 31, 2006 will be determined in accordance with the Rules for Lump Sum Payments of the Board of Benefits and Pensions in effect at the date payments commenced.  Payments under the Pension Restoration Plan for employees who terminated employment on or before December 30, 2006 but as of January 1, 2007 had not yet elected to commence payment of benefits will be made in accordance with the Rules for Lump Sum Payments in effect on January 1, 2007.

B.             Effective for employees who terminate employment on or after December 31, 2006 the benefit payable under the Pension Restoration Plan will be one lump sum payment paid at the later of:

(a) The end of the month coincident with or next following the three month anniversary of the employee’s termination date, except for officers of the Company for whom the three month period shall be a six month period; or

(b)  The end of the month in which the Earliest Benefit Commencement Date occurs.

For purposes of the Plan, the Earliest Benefit Commencement Date is defined as follows:

Age at Termination	Service at Termination	Earliest Benefit Commencement Date
At least 50	15 or more	Termination Date + 1 Day *
Not yet 50	15 or more	First Day of the Month Following Age 50
Any Age	10 through 14	First Day of the Month Following Age 60
Any Age	Less than 10	First Day of the Month Following Age 65

*                    Note: For those employees who terminate in connection with a Reduction in Force prior to age 50 who are eligible for an Optional Pension at termination, the Earliest Benefit Commencement Date is Termination Date + 1 Day.

II.            Amount Payable

A.            Payments under the Pension Restoration Plan for employees who terminated employment and elect to commence the payment of benefits on or before December 31, 2006 will be determined in accordance with the Rules for Lump Sum Payments of the Board of Benefits and Pensions in effect at the date payments commenced.  Payments under the Pension Restoration Plan for employees who terminated employment on or before December 30, 2006 but as of January 1, 2007 had not yet elected to commence payment of benefits will be made in accordance with the Rules for Lump Sum Payments in effect on January 1, 2007.

B.            Effective for employees who terminate employment on or after December 31, 2006 the benefit payable under the Pension Restoration Plan will be the lump sum present value  of the  monthly pension and company-paid survivor benefit, if applicable,  under the Pension and Retirement Plan calculated without application of the limitations on such payment set forth in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan, or effective with payments made after January 1, 1996, the limitations on such payments set forth in paragraphs A(2)(b)(v) and D of Section IX of such Plan, less the amount of the actual monthly pension and company-paid survivor benefit, if applicable, payable  under the Pension and Retirement Plan assuming such benefit commenced as of the Earliest Benefit Commencement Date defined under the Pension Restoration Plan.

The lump sum present value shall be determined as of the Earliest Benefit Commencement Date using the Applicable Interest Rate and the Applicable Mortality Table.  The term “Applicable Interest Rate” means, for benefit commencement dates during a calendar quarter, the average, rounded to two decimal places, of the annual rate of interest on 30-year Treasury securities for the fourth and fifth month preceeding the first day of the calendar quarter.  The term “Applicable Mortality Table” means the table prescribed by the Secretary of the Treasury as required by Section 417(e) (3) of the Internal Revenue Code. The amount payable will be determined without regard to any optional forms of payment elected under the Pension and Retirement Plan and will include the value of the company-paid survivor benefit, if applicable, converted to a lump sum based on the actual age of the survivor unless the employee is single at the time of termination, in which case the value will be calculated on the assumption that the employee has a spouse of the same age.

If the Earliest Benefit Commencement Date is the first day of a month, the amount payable will be credited with interest each month at the Applicable Interest Rate for such month beginning with the first day of the month following the month of the Earliest Benefit Commencement Date and ending with the end of the month of the payment date.  If the Earliest Benefit Commencement Date is not the first day of a month, the amount payable will be credited with interest each month at the Applicable Interest Rate for such month beginning with the first day of the month following the one month anniversary of the Earliest Benefit Commencement Date and ending with the end of the month of the payment date.

When a former employee is granted a Variable Compensation Award or variable pay after termination, the amount payable under the Pension Restoration Plan will be recalculated.  If the recalculated amount exceeds the amount previously determined, an incremental lump sum will be determined and paid as soon as practicable after the recalculation, but not earlier than the date specified in Section I above.  Any incremental lump sum amount will be calculated based on the employee’s age and the Applicable Interest Rate in effect on the Earliest Benefit Commencement Date.  All payments from the Pension Restoration Plan will be made at the end of a month.

III.           Future Adjustments

An employee who receives a lump sum under this Plan will not be eligible for future adjustments on the portion of retirement income previously converted to a lump sum.

IV.                                 Amount Payable in the Event of the Death of An Active Employee

Following the death on or after December 31, 2006 of an active employee with 15 or more years of service whose survivor(s) is eligible to receive payments under this Plan, the amount payable to the survivor(s) will be the lump sum present value of the benefit determined in paragraph A of Section VI of the Pension and Retirement Plan calculated without application of the limitations on such payment set forth in paragraphs A(2)(b)(iii) relating to deferred Variable Compensation Awards, A(2)(b)(v) and D of Section IX of such Plan, or effective with payments made after January 1, 1996, the limitations on such payments set forth in paragraphs A(2)(b)(v) and D of Section IX of such plan, less the amount payable to the survivor(s) under the Pension and Retirement Plan.  The lump sum present value will be determined as of the first day of the month following the employee’s death using the Applicable Interest Rate and the Applicable Mortality Table described in Section II above.

V.                               Beneficiary Designation

If a former employee dies after his Earliest Benefit Commencement Date, but before payment is made under this Plan, the calculated lump sum amount to which such former employee would have been entitled shall be paid to the designated beneficiary, or to such former employee’s estate.